Item 77C

Scudder Mid Cap Fund, Scudder Small Cap Fund and Scudder Preservation Plus Income Fund, each a series of BT INVESTMENT FUNDS

The Proxy Statement on Schedule 14A for Scudder Mid Cap Fund, Scudder Small Cap Fund and Scudder Preservation Plus Income Fund (the "Funds"), each a series of BT Investment Funds (File No. 811-4760), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission (the "Commission") on June 26, 2002. In addition, the Shareholder Meeting Results for the Fund are incorporated by reference to the Annual Report to Shareholders for such funds filed with the Commission on November 27 and 29, 2002.